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EXHIBIT 99.1

                                                             (LOGO)
                                                        210 Route 4 East
                                                       Paramus, NJ 07652

CONTACT:  JOSEPH MACNOW
          (201) 587-7721


FOR IMMEDIATE RELEASE - NOVEMBER 26, 2004

                       VORNADO OPERATING COMPANY ANNOUNCES
          INCREASE IN PROJECTED DISSOLUTION PAYMENT TO $2.75 PER SHARE

PARAMUS, NEW JERSEY...VORNADO OPERATING COMPANY (OTC BB: VOOC) announced today that the dissolution payment it will be making to VOOC stockholders if they approve dissolution may increase to approximately $2.75 per share.

VOOC and Vornado Realty Trust (NYSE: VNO) have entered into a memorandum of understanding settling a stockholder lawsuit that sought to enjoin the dissolution of VOOC, rescind the previously completed sale of AmeriCold Logistics, LLC and obtain damages. If the settlement is approved by the court at a hearing expected to be held during the week of December 27, 2004, VOOC will receive an amount in settlement equal to $1.00 per share and, after deducting expenses that are not expected to exceed $0.25 per share, this amount will be added to the payment to be made to stockholders if VOOC is dissolved.

VOOC plans to hold a meeting of its stockholders to vote on the proposed dissolution of VOOC on December 17, 2004 but will not actually dissolve until after the court hearing on the settlement. Assuming the VOOC stockholders approve the dissolution and the court approves the settlement, VOOC plans to dissolve and promptly distribute approximately $2.75 per share to its stockholders, although the actual amount may be higher or lower depending on whether its costs of litigation and other remaining liabilities turn out to be higher or lower than the estimated amounts.

While VOOC and Vornado Realty Trust both believe the lawsuit was without merit, they elected to settle it in order to avoid the distraction and expense that are a necessary part of any litigation and to ensure, if at all possible, that the VOOC dissolution will occur in calendar year 2004 as planned.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vornado Operating Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks and uncertainties associated with the estimated amount and timing of any distributions to stockholders.

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